Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FIRST PRIORITY TAX SOLUTIONS INC.", CHANGING ITS NAME FROM "FIRST PRIORITY TAX SOLUTIONS INC." TO "FRITZY TECH INC.", FILED IN THIS OFFICE ON THE FIFTH DAY OF DECEMBER, A.D. 2019, AT 1:58 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SIXTEENTH DAY OF DECEMBER, A.D. 2019.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5507744 8100
SR# 20198457778

Authentication: 204160059
Date: 12-07-19

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:58 PM 12/05/2019
FILED 01:58 PM 12/05/2019
SR 20198457778 - File Number 5507744

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
FIRST PRIORITY TAX SOLUTIONS INC.
a Delaware Corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

First Priority Tax Solutions, Inc. (the "**Corporation**"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**GCL**"), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOVED, that Article First of the Corporation's Certificate of Incorporation be amended in its entirety as follows:

> "FIRST: The name of the corporation is Fritzy Tech Inc. (hereinafter called the "Corporation").

RESOLVED, that a new Article Tenth be added to the Certificate of Incorporation to read as follows:

> "TENTH: Effective as of 5:00 p.m. (Pacific Time) on the date of filing (the "**Effective Time**" of this amendment to the Corporation's Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of common stock, par value \$0.000001 (the "**Old Common Stock**"), issued and outstanding immediately prior to the Effective Time, shall be, and hereby is, split on a basis of one (1) new share of common stock for 60 old shares of common stock, par value \$0.000001 per share (the "**New Common Stock**"). Each outstanding stock certificate which immediately prior to the Effective Time represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock. The Corporation shall not issue or delivery any fractional shares of New Common Stock. In lieu thereof, shares of Old Common Stock that are not evenly divisible will be rounded up to the nearest whole share of New Common Stock. Shares of common stock that were outstanding prior to the Effective Time and that are not outstanding at after the Effective Time shall resume the status of authorized but unissued shares of common stock."

SECOND: That thereafter pursuant to a resolution of its Board of Directors, and in accordance with Section 228 of the GCL, resolutions in lieu of a meeting were passed by the shareholders of the Corporation.

THIRD: That the amendments were duly adopted in accordance with the provisions of Section 242 of the GCL.

FOURTH: That the foregoing amendments shall become effective on December 16, 2019.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Hooi Chee Voon, its duly authorized President and Principal Executive Officer this 29th day of November, 2019.

By: ______________________________
Hooi Chee Voon
President